Exhibit 10.1

SOFTWARE ACQUISITION AGREEMENT

This Software Acquisition Agreement ("Agreement") is made this 1 day of November, 2016 ("Effective Date"), by and between Ken Fregt Shoping, LLC with its principal place of business at 2301 E Bonanza Rd, Las Vegas, NV 89101 ("Software Purchaser") and Zartex, Inc., with its principal place of business at 4760 South Pecos Rd. Suite 103, Las Vegas, NV 89121 ("Zartex, Inc.").

RECITALS

A. Zartex, Inc. owns all right, title, and interest in and to that certain computer program and documentation identified as "Match Me"("Software").

B. Zartex, Inc. desires to sell, assign, grant, convey, and transfer the Software to Software Purchaser, and Software Purchaser desires to buy and acquire the Software, in accordance with the terms and conditions of this agreement;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Zartex, Inc. and Software Purchaser, intending to be legally bound, hereby agree as follows:

AGREEMENT

1. DEFINITIONS

1.1. Software means, collectively, the full retail version of the Software delivered to Software Purchaser in source code and object code forms on Encrypted USB Flash Drive, together with any and all improvements, corrections, modifications, updates, enhancements or other changes, whether or not included in the current retail version, plus all System Documentation and User Documentation.

1.2. System Documentation means all documentation used in the development and updating of the Software, including but not limited to, design or development specifications, error reports, and related correspondence and memoranda.

1.3. User Documentation means the end-user instruction manual that usually accompanies the Software instructing end users in the use of the Software in both printed and electronic form.

1.4. Software Trade Secret means any scientific or technical information, design, process, procedure, formula, or improvement included in the Software that is valuable, not generally known in the industry, and gives the owner of the Software a competitive advantage over those competitors who do not know or use such information.

2. CONVEYANCE OF RIGHTS

2.1. Zartex, Inc. hereby transfers, grants, conveys, assigns, and relinquishes exclusively to Software Purchaser all of Zartex, Inc.'s right, title, and interest in and to both the tangible and the intangible property constituting the Software, in perpetuity (or for the longest period of time otherwise permitted by law), including the following corporeal and incorporeal incidents to the Software:

(a) Title to and possession of the media, devices, and documentation that constitute all copies of the Software, its component parts, and all documentation relating thereto, possessed or controlled by Zartex, Inc., which are to be delivered to Software Purchaser pursuant to Section 3 of this Agreement;
(b) All right, title, and interest of Zartex, Inc. in and to the inventions, discoveries, improvements, ideas, trade secrets, know-how, confidential information, and all other intellectual property owned or claimed by Zartex, Inc. pertaining to the Software; and

3. DELIVERY OF PHYSICAL OBJECTS

3.1. Within twenty (20) business days after the effective date of this Agreement, Zartex, Inc. shall deliver to Software Purchaser (1) its entire inventory of copies of the Software in object code form; (2) a master copy of the Software, which shall be in a form suitable for copying; and (3) all System Docuemntation and User Documentation pertaining to the Software.

4. PAYMENT

4.1. Purchase Price. In consideration for Zartex, Inc.'s execution of this agreement and performance of the terms and conditions contained herein, Software Purchaser agrees to pay to Zartex, Inc., during 10 (ten) business days from the Effective Date, the sum of $2,800 (Ten thousand and eight hundred).

4.2. Taxes. The amount payable to Zartex, Inc. by Software Purchaser under this Section 4 is inclusive of any national, state or local sales, use, value-added or other taxes, customs duties, or similar tariffs and fees which Zartex, Inc. may be required to pay or collect upon the delivery of Software or upon collection of the fee.

5. WARRANTIES OF TITLE

5.1. Zartex, Inc. represents and warrants that:

(a) Software Purchaser shall receive, pursuant to this Agreement as of the Effective Date, complete and exclusive right, title, and interest in and to all tangible and intangible property rights existing in the Software, except for those matters addressed in Section 6 of this Agreement.
(b) it has developed the Software entirely through its own efforts for its own account and that the Software is free and clear of all liens, claims, encumbrances, rights, or equities whatsoever of any third party.
(c) the Software does not infringe any patent, copyright, or trade secret of any third party;
(d) the Software is fully eligible for protection under applicable copyright law and has not been forfeited to the public domain; and that the source code and system specifications for the Software have been maintained in confidence;
(e) all personnel, including employees, agents, consultants, and contractors, who have contributed to or participated in the conception and development of the Software either (1) have been party to a work-for-hire relationship with Zartex, Inc. that has accorded Zartex, Inc. full, effective, and exclusive original ownership of all tangible and intangible property arising with respect to the Software or (2) have executed appropriate instruments of assignment in favor of Zartex, Inc. as assignee that have conveyed to Zartex, Inc. full, effective, and exclusive ownership of all tangible and intangible property thereby arising with respect to the Software;

(f) There are no agreements or arrangements in effect with respect to the marketing, distribution, licensing, or promotion of the Software by any independent salesperson, distributor, sublicensor, or other remarketer or sales organization.

6. FURTHER ASSURANCES

6.1. Zartex, Inc. shall execute and deliver such further conveyance instruments and take such further actions as may be necessary or desirable to evidence more fully the transfer of ownership of all of the Software to Software Purchaser. Zartex, Inc. therefore agrees:

(a) To execute, acknowledge, and deliver any affidavits or documents of assignment and conveyance regarding the Software;
(b) To provide testimony in connection with any proceeding affecting the right, title, or interest of Software Purchaser in the Software; and
(c) To perform any other acts deemed necessary to carry out the intent of this Agreement

7. PROTECTION OF TRADE SECRETS

7.1. The parties agree to hold each other's Confidential Information in for a period of five (5) years following the Effective Date of this Agreement. The parties agree, that unless required by law, they shall not make each other's Confidential Information available in any form to any third party or to use each other's Confidential Information for any purpose other than the implementation of this Agreement. Each party agrees to take all reasonable steps to ensure that Confidential Information is not disclosed or distributed by its employees or agents in violation of the terms of this Agreement.

7.2. A party's "Confidential Information" shall not include information that: (a) is or becomes a part of the public domain through no act or omission of the other party; (b) was in the other party's lawful possession prior to the disclosure and had not been obtained by the other party either directly or indirectly from the disclosing party; (c) is lawfully disclosed to the other party by a third party without restriction on disclosure; (d) is independently developed by the other party; or (e) is required to be disclosed by any judicial or governmental requirement or order (provided that Recipient timely advises the disclosing party of the governmental demand for disclosure).

7.3. Notwithstanding Sections 8.1 and 8.2, Zartex, Inc. agrees that from and after the Effective Date, and for so long thereafter as the data or information remains Software Trade Secrets, Zartex, Inc. shall not use, disclose, or permit any person not authorized by Software Purchaser to obtain any Software Trade Secrets (whether or not the Software Trade Secrets are in written or tangible form), except as specifically authorized by Software Purchaser.

8. ACKNOWLEDGMENT OF RIGHTS

8.1. In furtherance of this Agreement, Zartex, Inc. hereby acknowledges that, from and after the effective date of this Agreement, Software Purchaser has acceded to all of Zartex, Inc.'s right, title, and standing to:

(a) Receive all rights and benefits pertaining to the Software and the Agreements;
(b) Institute and prosecute all suits and proceedings and take all actions that Software Purchaser, in its sole discretion, may deem necessary or proper to collect, assert, or enforce any claim, right, or title of any kind in and to any and all of the Software.
(c) Defend and compromise any and all such action, suits, or proceedings relating to such transferred and assigned rights, title, interest, and benefits, and perform all other such acts in relation thereto as Software Purchaser, in its sole discretion, deems advisable.

9. LIMITED WARRANTY; SUPPORT

9.1 Zartex, Inc. represents and warrants that the Software conforms in all material respects to the functional specifications. With that sole exception, OWNER ASSIGNS THE PROGRAM TO SOFTWARE PURCHASER "AS IS," AND OWNER DISCLAIMS ALL WARRANTIES EXPRESS OR IMPLIED WITH RESPECT TO THE PROGRAM, INCLUDING (WITHOUT LIMITATION) ANY WARRANTY OR MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. Software Purchaser's exclusive remedy for breach of the foregoing warranty shall be to require Zartex, Inc. to correct any material nonconformance to such Specifications or, at Zartex, Inc.'s option, to receive repayment in full of the Purchase Price.

9.2. For a period of 3 months from the Effective Date, Zartex, Inc. shall provide a specialist, who are presently employee or consultants to Zartex, Inc., and who are the most knowledgeable of the Software, to provide consulting services to Software Purchaser. All salaries, benefits and other obligations to these engineers shall be paid by Zartex, Inc.

9.3. For a period of ninety (90) days from the Effective Date, Zartex, Inc. shall provide primary warranty support for the Software pursuant to Zartex, Inc.'s standard warranty policy. Such support shall not be materially different than the support provided by Zartex, Inc. for the Software during the six (6) months immediately preceding the Effective Date.

10. Term and Termination.

10.1. This Agreement shall commence on the Effective Date and shall continue for a period of one (1) year.

10.2. This agreement may be terminated by either party upon giving 5 days notice by either side.

11. INDEMNITY

11.1. Indemnification. Zartex, Inc. will defend, at its sole expense, any claim, suit or proceeding brought against Software Purchaser which is based upon a claim that (i) the Software infringes any patent, copyright, or trade secret, provided Software Purchaser gives Zartex, Inc. written notice within thirty (30) days of receiving notice of such claim and provides Zartex, Inc. reasonable cooperation in the defense of the claim. Zartex, Inc. will pay any damages and costs assessed against Software Purchaser (or payable by Software Purchaser pursuant to a settlement agreement) in connection with the proceeding.

11.2. Remedies of Software Purchaser. In the event that a court directs Software Purchaser to cease distribution of the Software, Zartex, Inc. will either (i) modify the Software so that it is no longer infringing, or (ii) procure for Software Purchaser the rights necessary for Software Purchaser to exploit the Software at no expense to Software Purchaser. If Zartex, Inc. is unable to comply with either subsection (i) or (ii), Software Purchaser, at its option may either replace the infringing portions of the Software with non-infringing software at Zartex, Inc.'s expense, or terminate this agreement and receive a complete refund of the purchase price.

12. MISCELLANEOUS

12.1. Binding. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto, together with their respective legal representatives, successors, and assigns.

12.2. Choice of Law. This agreement shall be governed by and construed in accordance with the laws of the United States and the State of Nevada.

12.3. Notices. Any notices given by either party hereunder will be in writing and will be given by personal delivery, national overnight courier service, or by U.S. mail, certified or registered, postage prepaid, return receipt requested, to Zartex, Inc. or Software Purchaser at their respective addresses specified above. All notices will be deemed effective upon personal delivery, or five (5) days following deposit in the U.S. mail, or two (2) business days following deposit with any national overnight courier service.

12.4. Entirety and Amendment. This Agreement hereto constitutes the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes all prior or contemporaneous agreements, any representations or communications. The terms of this Agreement may not be amended except by a writing executed by both parties.

12.5. Force Majeure. Neither party will be in default if its performance is delayed or becomes impossible or impractical by reason of any cause beyond such party's reasonable control.

WHEREAS, the parties have executed this agreement in counterparts, each of which shall be deemed an original, as of the Effective Date first written above.

SOFTWARE PURCHASER	ZARTEX, INC., INC.

By: /s/ Ken Fregt	By: /s/ Aleksandr Zausaev
Print Name: Ken Fregt	Print Name: Aleksandr Zausaev
Title: CEO	Title: President